ONCOSEC MEDICAL INCORPORATED

CHANGE IN CONTROL PLAN

Effective as of June 7, 2019

1.0	PURPOSE OF PLAN

1.1	Purpose. The purposes of the OncoSec Medical, Inc. Change in Control Plan (the “Plan”) are to:

(a) retain certain highly qualified individuals as employees of OncoSec, Inc. and/or its subsidiaries (the “Company”);

(b) maintain the focus of such employees on the business of the Company and to mitigate the distractions caused by the possibility that the Company may be the target of an acquisition strategy; and

(c) provide certain benefits to such employees if a Change in Control (as defined below) of the Company occurs and/or any employee’s employment is terminated in connection with such Change in Control.

The Plan is intended to be a “welfare plan,” but not a “pension plan,” as defined under Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.0	DEFINITIONS

The following terms shall have the following meanings unless the context indicates otherwise:

2.1	“Beneficiary” shall mean a beneficiary designated in writing by a Participant to receive any Change in Control Termination Benefits in accordance with Section 6 below. If no beneficiary is designated by the Participant, then the Participant’s estate shall be deemed to be the Participant’s Beneficiary.

2.2	“Board” shall mean the Board of Directors of the Company.

2.3	“Cause” shall mean – unless otherwise defined in an employment agreement between the Participant and the Company or Subsidiary – a good faith determination by the Company that any of the following has occurred:

(1)	The failure by Participant to substantially perform his/her assigned duties for the Company;

(2)	Participant engaging in conduct, which in the Company’s sole discretion, is materially injurious to the Company;

(3)	Behavior constituting gross negligence or willful misconduct by the Participant during the course of his/her duties;

(4)	The misappropriation of corporate assets or corporate opportunities by Participant or any other acts of dishonesty;

(5)	The breach of Participant’s fiduciary obligation to the Company;

(6)	A material violation of any policy or procedure of the Company; or

(7)	The commission of, conviction of, pleading guilty to, or entering a plea of nolo contendere by Participant for any felony or any crime involving fraud, dishonesty, moral turpitude, or a breach of trust.

2.4	“Change in Control” shall mean the occurrence of one of the following events:

	(1)	during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

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(2)	any person becomes a Beneficial Owner, directly or indirectly, of either (A) 50% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (2), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (3) below); or

(3)	the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(4) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.5	“Change in Control Date” shall mean the date that a Change in Control first occurs.

2.6	“Change in Control Equity Acceleration” shall mean the acceleration of vesting of outstanding equity awards described in Section 5 below.

2.7	“Change in Control Termination” shall mean a termination of the Participant’s employment:

(1) by the Company without Cause during the period beginning 3 months prior to the Change in Control Date and ending 18 months after the Change in Control Date, or

(2) if the Participant has been designated by the Committee as a Tier 1 Participant or a Tier 2 Participant in accordance with Section 3.2 below, by the Participant for Good Reason during the period beginning 3 months prior to the date of the Change in Control and ending 18 months after the Change in Control Date.

2.8	“Change in Control Termination Benefits” shall mean the benefits described in Section 6 below.

2.9	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.10	“Committee” shall mean (i) the Compensation Committee of the Board or (ii) a committee or subcommittee of the Board appointed by the Board from among its members.

2.11	“Company” shall mean OncoSec Medical, Inc., a Nevada corporation, including any successor entity or any successor to the assets of the Company that has assumed the Plan.

2.12	“Effective Date” shall mean the date the Board adopts the Plan.

2.13	“Employee” shall mean a regular full-time employee of the Company or any Subsidiary.

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2.14	“Good Reason” shall mean – unless otherwise defined in an employment agreement between the Participant and the Company or Subsidiary – the occurrence of any of the following within the 60-day period preceding a Termination Date:

	(1)	a material adverse diminution of the Participant’s authority, duties or responsibilities, or the assignment to the Participant of authority, duties or responsibilities that are materially inconsistent with his or her titles, authority, duties and/or responsibilities in a manner materially adverse to the Participant; or

	(2)	a material reduction in the Participant’s base salary or Target Annual Bonus without the Participant’s prior written consent (other than any reduction applicable to Employees generally); or

	(3)	an actual change in the Participant’s principal work location by more than 75 miles and more than 75 miles from the Participant’s principal place of abode as of the date of such change in job location without the Participant’s prior written consent; or

	(4)	a failure of any successor to the Company (whether through an asset sale or other sale of all or substantially all of the Company through which assumption of this Agreement would be required for it to remain in force after consummation of the sale) to assume this Plan and the Company’s obligations under this Plan.

2.15	“Health Continuation Period” shall mean the period commencing on the Termination Date and continuing until the end of the applicable period as shown on Schedule A.

2.16	“ Participant” shall mean any Employee who has been designated to participate in the Plan under Section 3 below.

2.17	“ Plan” shall mean the OncSec Medical, Inc. Change in Control Plan.

2.18	“Salary” shall mean the highest annual base salary paid to the Participant during the 12-month period immediately preceding the earlier of (i) the Termination Date or the Change in Control Date, with such amount increased (if applicable) to take into account any elective or mandatory deferrals.

2.19	“Severance Multiplier” shall mean the multiplier that shall be used to determine cash severance paid to a Participant in accordance with Schedule A and Section 6.2 below.

2.20	“Subsidiary” shall mean a corporation of which the Company directly or indirectly owns more than 50 percent of the “voting stock” (meaning the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation) or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50 percent.

2.21	“Target Annual Bonus” means, with respect to any Participant, the Participant’s target bonus opportunity under the annual corporate incentive plan applicable to the Participant.

2.22	“Terminated Participant” shall mean a Participant whose employment with the Company and/or a Subsidiary has been terminated and which qualifies as a Change in Control Termination.

2.23	“Termination Date” shall mean the date a Terminated Participant’s employment with the Company and/or a Subsidiary is terminated.

2.24	“Tier 1 Participant” shall mean a Participant who has been designated by the Committee as a Tier 1 Participant in accordance with Section 3.2 below.

2.25	“Tier 2 Participant” shall mean a Participant who has been designated by the Committee as a Tier 2 Participant in accordance with Section 3.2 below.

2.26	“Tier 3 Participant” shall mean a Participant who has been designated by the Committee as a Tier 3 Participant in accordance with Section 3.2 below.
2.27	“Tier 4 Participant” shall mean a Participant who has been designated by the Committee as a Tier 4 Participant in accordance with Section 3.2 below.
3.0	ELIGIBILITY AND PARTICIPATION

3.1	Eligibility. All Employees of the Company shall be eligible to participate in the Plan.

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3.2	Participation. Participants shall consist of such Employees as the Committee in its sole discretion designates to participate in the Plan; provided, however, that the Committee shall not designate an Employee as a new Participant following a Change in Control Date. At the time the Committee designates an Employee as a Participant, the Committee shall also designate whether such Employee is a Tier 1 Participant, a Tier 2 Participant, a Tier 3 Participant or a Tier 4 Participant. The Committee may, in its sole discretion, terminate a Participant’s participation in the Plan at any time prior to the beginning of the 180-day period ending on the Change in Control Date.

4.0	ADMINISTRATION

4.1	Responsibility. The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

4.2	Authority of the Committee. The Committee shall have the maximum discretionary authority permitted by law that may be necessary to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:

(a)	to determine eligibility for participation in the Plan;

(b)	to designate Participants;

(c)	to correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(d)	to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(e)	to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(f)	to make reasonable determinations as to a Participant’s eligibility for benefits under the Plan, including determinations as to Cause and Good Reason; and

(g)	to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

4.3	Action by the Committee. The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

4.4	Delegation of Authority. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing. In addition, the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Subsidiary whose employees have benefited from the Plan, as determined by the Committee.

4.5	Determinations and Interpretations by the Committee. All determinations and interpretations made by the Committee shall be binding and conclusive to the maximum extent permitted by law on all Participants and their heirs, successors, and legal representatives.

4.6	Liability. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated.

4.7	Indemnification. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

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5.0	CHANGE IN CONTROL EQUITY ACCELERATION (SINGLE-TRIGGER)

5.1	Change in Control Equity Acceleration. Subject to Section 7.1, unvested equity rights held by Tier 1, Tier 2 and Tier 3 Participants shall be accelerated as follows: (i) outstanding stock options and other awards in the nature of rights that may be exercised shall become fully vested and exercisable, (ii) time-based restrictions on restricted stock, restricted stock units and other equity awards shall lapse and the awards shall become fully vested, and (iii) performance-based equity awards shall become vested and shall be deemed earned based on an assumed achievement of all relevant performance goals at “target” levels, and shall payout pro rata to reflect the portion of the performance period that had elapsed prior to the Change in Control. For avoidance of doubt, unvested equity rights held by Tier 4 Participants shall not be subject to the provisions of this Section 5.

6.0	CHANGE IN CONTROL TERMINATION BENEFITS (DOUBLE-TRIGGER)

6.1	Accrued Obligations. The Company shall pay to the Terminated Participant during the 30-day period following the Termination Date, a lump sum cash payment equal to the Participant’s earned but unpaid Salary, plus unreimbursed expenses, plus any and all other Company obligations that are accrued and due and owing to the Terminated Participant.

6.2	Cash Severance. Subject to Section 7.1, the Company shall pay to the Terminated Participant during the 60-day period following the later of the Change in Control Date or the Termination Date, a lump sum cash payment equal to the sum of:

(a)	a pro rata Target Annual Bonus with respect to the year that the Termination Date occurs (pro rated to reflect the number of whole months between January 1 and the Termination Date), plus

(b)	(i) with respect to Tier 1, Tier 2, and Tier 3 Participants only, the product of (x) the Severance Multiplier times (y) the sum of the Terminated Participant’s (A) Salary plus (B) Target Annual Bonus with respect to the year that the Termination Date occurs, or

(ii) with respect to Tier 4 Participants only, the product of (x) the Severance Multiplier times (y) the sum of the Terminated Participant’s Salary.

6.3	Welfare-Benefit Arrangements. Subject to Section 7.1, if the Terminated Participant elects to continue participation in the Company’s group health and welfare plans under COBRA, then during the Health Continuation Period as shown on Schedule A, or until Executive obtains other gainful employment and is covered by a health and medical plan, whichever occurs first, the Company shall pay or reimburse the Terminated Participant for the full cost of such coverage. Unless otherwise provided for in any written agreement between the Company and a Terminated Participant, or as otherwise agreed to by the Committee in its sole discretion, all other welfare benefits shall cease as of the Termination Date.

6.4	Payment of Change in Control Termination Benefits to Beneficiaries. In the event of the Terminated Participant’s death, all Change in Control Termination Benefits that would have been paid to the Terminated Participant under this Section 6 but for his or her death, shall be paid to the Terminated Participant’s Beneficiary.

6.5	Other Benefits. Notwithstanding anything contained in the Plan to the contrary, the Company or the Committee may, in its sole discretion, provide benefits in addition to the benefits described under this Section 6.

7.0	PARTICIPANT OBLIGATIONS

7.1	Waiver and Release. As a condition precedent for receiving the Change in Control Equity Acceleration provided under Section 5 above and the Change in Control Termination Benefits provided under Section 6 above, a Terminated Participant shall execute a waiver and release in a form acceptable to the Company. Such release must be executed and all revocation periods shall have expired within 60 days following the later of (x) the Change in Control Date or (y) the Termination Date; failing which Change in Control Termination Benefits (other than Accrued Obligations set forth under Section 6.1 above) shall be forfeited. If Change in Control Termination Benefits constitute non-exempt deferred compensation for purposes of Section 409A of the Code, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

7.2	Enforcement. If a Terminated Participant violates or threatens to violate Section 7.2 or Section 7.3 above, the Company shall not have an adequate remedy at law. Accordingly, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Terminated Participant and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section 7.2 or 7.3 above. Nothing in the Plan shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section 7.2 or 7.3 above, including the recovery of damages.

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7.3	Confidentiality. At all times prior to and after the Change in Control Date, a Participant shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he or she acquires during his or her employment with the Company, including but not limited to records kept in the ordinary course of business, except:

(i)	as such disclosure or use may be required or appropriate in connection with his or her work as an employee of the Company;

(ii)	when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him or her to divulge, disclose or make accessible such information;

(iii)	as to such confidential information that becomes generally known to the public or trade without his or her violation of this Section 7.5; or

(iv)	to the Participant’s spouse and/or his or her personal tax and financial advisors as reasonably necessary or appropriate to advance the Participant’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of the Company by an Exempt Person shall be deemed to be a breach of this Section 7.5 by the Participant.

7.4	Return of Company Property. Immediately following the Termination Date, a Participant shall immediately return all Company property in his or her possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients.

7.5	Cooperation. Following the Termination Date, a Participant shall give his or her assistance and cooperation willingly, upon reasonable advance notice with due consideration for his or her other business or personal commitments, in any matter relating to his or her position with the Company, or his or her expertise or experience as the Company may reasonably request, including his or her attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he or she was involved or potentially had knowledge by virtue of his or her employment with the Company. In no event shall his or her cooperation materially interfere with his or her services for a subsequent employer or other similar service recipient. The Company agrees that (i) it will promptly reimburse the Terminated Participant for his or her reasonable and documented expenses in connection with his or her rendering assistance and/or cooperation under this Section 7.7, upon his or her presentation of documentation for such expenses and (ii) the Terminated Participant will be reasonably compensated for any continued material services as required under this Section 7.7.

8.0	CLAIMS

8.1	Claims Procedure. If any Participant or Beneficiary, or his or her legal representative, has a claim for benefits which is not being paid, such claimant may file a written claim with the Committee setting forth the amount and nature of the claim, supporting facts, and the claimant’s address. Written notice of the disposition of a claim by the Committee shall be furnished to the claimant within 90 days after the claim is filed. In the event of special circumstances, the Committee may extend the period for determination for up to an additional 90 days, in which case it shall so advise the claimant. If the claim is denied, the reasons for the denial shall be specifically set forth in writing, pertinent provisions of the Plan shall be cited, including an explanation of the Plan’s claim review procedure, and, if the claim is perfectible, an explanation as to how the claimant can perfect the claim shall be provided.

8.2	Claims Review Procedure. If a claimant whose claim has been denied wishes further consideration of his or her claim, he or she may request the Committee to review his or her claim in a written statement of the claimant’s position filed with the Committee no later than 60 days after receipt of the written notification provided for in Section 8.1 above. The Committee shall fully and fairly review the matter and shall promptly advise the claimant, in writing, of its decision within the next 60 days. Due to special circumstances, the Committee may extend the period for determination for up to an additional 60 days.

8.3

Dispute Resolution. Any disputes arising under or in connection with the Plan shall be resolved by binding arbitration, to be held in New York City in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

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8.4	Reimbursement of Expenses. If there is any dispute between the Company and a Participant with respect to a claim under the Plan, the Company shall reimburse such Participant all reasonable fees, costs and expenses incurred by such Participant with respect to such disputed claim; provided, however, that (i) such Participant is the prevailing party with respect to such disputed claim or (ii) the disputed claim is settled.

9.0	TAXES

9.1	Withholding Taxes. The Company shall be entitled to withhold from any and all payments made to a Participant under the Plan all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Participant or for his or her benefit hereunder.

9.2	Mandatory Reduction of Payments in Certain Events.

(a) Notwithstanding anything in this Plan to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any Payments to the Participant, a calculation shall be made comparing (i) the net after-tax benefit to the Participant of the Payments after payment by the Participant of the Excise Tax, to (ii) the net after-tax benefit to the Participant if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change in control transaction, as determined by the Determination Firm (as defined in Section 9.2(b) below). For purposes of this Section 9.2, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 9.2, the “Parachute Value” of a Payment means the present value as of the date of the change in control transaction of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b) All determinations required to be made under this Section 9.2, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days after the receipt of notice from the Participant that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Participant was entitled to, but did not receive pursuant to Section 9.2(a), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

	(c)	In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 9.2 shall be of no further force or effect.

9.3	Code Section 409A.

	(a)	Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) would otherwise be payable or distributable hereunder by reason of a Participant’s termination of employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

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b.	Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which he or she is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first business day of the seventh month following the Participant’s separation from service.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Company, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

9.4	No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and any Subsidiary and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

10.0	TERM OF PLAN; AMENDMENT AND TERMINATION OF PLAN

10.1	Term of Plan. The Plan shall be effective as of the Effective Date and shall remain in effect until the Board terminates the Plan.

10.2	Amendment of Plan. The Plan may be amended by the Board at any time with or without prior notice; provided, however, that the Plan shall not be amended on a Change in Control Date or during the 3-year period following such Change in Control Date.

10.3	Termination of Plan. The Plan may be terminated or suspended by the Board at any time with or without prior notice; provided, however, that the Plan shall not be terminated or suspended on a Change in Control Date or during the 3-year period following such Change in Control Date.

10.4	No Adverse Effect. If the Plan is amended, terminated, or suspended in accordance with Sections 10.2 or 10.3 above, such action shall not adversely affect the benefits of any Participant.
11.0	MISCELLANEOUS

11.1	Non-Duplication of Benefits. Change in Control Termination Benefits shall be reduced by any severance, layoff or termination payments or benefits made or provided by the Company or any Subsidiary to the Participant pursuant to (i) any severance plan, program, policy or arrangement of the Company or any Subsidiary not otherwise referred to in the Plan, (ii) any employment agreement between the Company or any Subsidiary and the Participant, and (iii) any federal, state or local statute, rule, regulation or ordinance.

11.2	No Right, Title, or Interest in Company Assets. Participants shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. Subject to this Section 11.2, all payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts; provided, however , that the Company may establish a grantor trust to provide for the payment of the benefits under the Plan of which the Company is the grantor within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code and under which the assets held by such trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of the Company’s insolvency.

11.3	No Right to Continued Employment. The Participant’s rights, if any, to continue to serve the Company as an employee shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any employee at any time. The adoption of the Plan shall not be deemed to give any employee, or any other individual any right to be selected as a Participant or to continued employment with the Company or any Subsidiary.

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11.4	Other Rights. The Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan.

11.5	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Nevada without reference to principles of conflict of laws, except as superseded by ERISA and other applicable federal law.

11.6	Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

11.7	Incapacity. If the Committee determines that a Participant or a Beneficiary is unable to care for his or her affairs because of illness or accident or because he or she is a minor, any benefit due the Participant or Beneficiary may be paid to the Participant’s spouse or to any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

11.8	Transferability of Rights. The Company shall have the unrestricted right to transfer its obligations under the Plan with respect to one or more Participants to any person, including, but not limited to, any purchaser of all or any part of the Company’s business. No Participant or Beneficiary shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant or Beneficiary may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant or Beneficiary to any portion of the Plan benefits not previously paid.

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SCHEDULE A

TIER	SEVERANCE MULTIPLIER	HEALTH CONTINUATION PERIOD
1	2.0x	24 months
2	1.5x	18 months
3	1.0x	12 months
4	0.5x	6 months

Tier participation:

Tier 1: CEO

Tier 2: All other “Chiefs”: CFO, COO, CSO, CCDO

Tier 3: Vice President and above

Tier 4: All other Participants

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